EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102089, 333-102091, 333-64193, 333-90361, 333-140108, 333-155633 and 333-180003 on Form S-8 and No. 333-90597 on Form S-4 of our report dated July 9, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the fiscal year ended April 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

July 9, 2012